EXHIBIT 10.1

TECHNOLOGY LICENSING AGREEMENT

This Agreement is made by and between IMC HOLDINGS, INC. (."IMCH" or "LICENSEE") and Z Healthcare Management LP("ZHM" or "LICENSOR") each sometimes referred to, individually, as "Party" or collectively, as the "Parties").

Recitals

A.	IMCH is a Nevada corporation having a principal place of business at 12121 Jones Rd., Houston, Texas 77080.

B.	ZHM is a Texas Limited Partnership having a principal place of business at 25329 1-45 North, Suite B, The Woodlands, TX 77380.

C.	ZHM has developed and possesses certain proprietary technology, know how, and experience relating to health care facility operations and software therefore ("the Licensed Technology").

D.	IMCH and ZHM now desire to enter into a Licensed Agreement (the "Agreement") under which ZHM will license Intellectual Property and other rights under the Licensed Technology to IMCH

Agreement

In consideration of the promises and mutual covenants contained herein, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, ZHM and IMCH agree in good faith as follows:

1. Definitions. As used in the Agreement, the following defined terms shall have the meanings indicated below:

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"Affiliates" means, as to a party, any other entity or person that directly or indirectly through one or more intermediaries controls, is under common control with, or is controlled by such party, including subsidiaries, with the term "control" meaning the power, directly or indirectly, either to (a) vote 50% or more of the securities having ordinary voting power for the election or directors (or persons performing similar functions) of a Person or (b) direct or cause the direction of the management and policies of a person, whether through the ability to exercise voting power or otherwise.

1.2	"Derivative Work" means any additions, modifications, improvements or or enhancements based upon or incorporating the License Technology, such as modifications, enhancements or any other form in which the License Software may be recast, transformed, or adapted.

1.3	"Effective Date" shall me September 1, 2012.

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1.4 "Licensor Improvement" and "Licensee Improvement" shall mean (a) any new or modified product that performs essentially the same function as items of Licensed Products, or (b) any new or modified method of manufacture, method of use, process, component or auxiliary part of, for, or relating to the Licensed Products. Licensor Improvement and Licensee Improvement shall mean those Improvements developed or acquired by ZHM and IMCH, respectively, and which ZHM or IMCH has the right to license to the other Party.

1.5 "Licensed Intellectual Property" shall mean all Intellectual Property Rights owned or controlled by ZHM and associated with the Licensed Technology or any Improvements, including technology developed therewith. Intellectual Property Rights means all of the following worldwide intangible legal rights, whether or not filed, perfected, registered or recorded and whether now or hereafter existing, filed, issued or acquired: (i) patents, patent applications, and patent rights, including any and all continuations, divisions, reissues, reexaminations or extensions thereof-, (ii) rights associated with the works of authorships, including but not limited to copyrights, copyright applications and copyright registrations, moral rights; (iii) rights relating to the protection of traded secrets, know-how and other confidential information, including but not limited to rights in industrial property and all associated information and other confidential or proprietary information' (iv) industrial design rights; (v) certain trademarks, service marks, logos, trade dress, trade names, and service marks directly associated with the Licensed Software ("Trademark"); and (vi) any rights analogous to those set forth in the preceding clauses and any other proprietary rights relating to intangible property.

1.6 "Licensed Technology" means the body of technology described in Exhibit A.

1.7 "Licensed Product" means any and all items produced, used, and/or sold or otherwise commercialized by IMCH or its sub-licensees resulting from the use of any portion of the Licensed Technology or any Derivative Work or based on any portion of the Licensed Technology or Derivative Work or covered by any of the Licensed Intellectual Property, including software, computer programs, and related documentation.

1.8 "Licensed Related Services" means maintenance, training, support, and ancillary services provided for, or in direct association with the sales or lease of, Licensed Products, or the use of Licensed Products by third parties.

1.9 "Licensed Software" means the software described in the Schedule B and all Intellectual Property Rights therein.

1.10 "Net Sales" means IMCH invoice price after deduction of regular trade and quality discounts, freight and shipping, insurance, taxes, and sales commissions. Where products are not sold, but are otherwise disposed of, Net Sales of such products for purpose of computing royalties shall be the amount equal to consideration paid for the right to use the Licensed Products and received by IMCH, unless otherwise agreed by the Parties.

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2. License Grant

2.1 Subject to the other terms and conditions set forth in the Agreement, including the reservation of rights under Section 2.2, ZHM hereby grants to IMCH, and IMCH hereby accepts, a perpetual, worldwide, royalty-bearing right and license, under the Licensed Technology and Licensor Improvements, to exercise all rights, powers, privileges and immunities under, relating to, and in, and otherwise to exploit, the Licensor Technology for any and all uses, activities, functions or operations including developing, using marketing, selling and offering for sale, manufacturing or have manufactured, exporting and importing Licensed Products, in all fields of use and territories with a right to sublicense as further provided herein.

2.2 IMCH shall have the right to grant sublicenses with respect to any rights confirmed upon IMCH under this Agreement, and provided that any such sublicenses shall be subject in all respects to the royalty provisions, reporting, restrictions, exceptions, and termination provisions contained in this Agreement subject to the written consent by ZHM, which consent shall not be unreasonably withheld. In no event shall ZHM receive less than the royalty amounts IMCH has agreed to pay ZHM under Section

2.3 The License granted under Section 2.1 shall be exclusive in all fields of use and territories, except that ZHM reserves (i) the right to license, to Affiliates, the Licensed Technology and Licensor Improvements and any intellectual property rights associated therewith including the rights to make Derivative Works, and (ii) the right to maintain, renew, or revive any license or permission granted to any third party or person at any time before the Effective Date to use the Licensed Technology, including Licensed Software, or products derived therefrom. ZHM may also exercise all rights and privileges under the License Technology and Improvements for its personal use, practice methods and processes under the Licensed Technology.

2.4 Subject to and as further provided in the order terms and conditions of this Agreement, ZHM owns and shall own all right, title and interest in and to the Licensed Technology and Licensor Improvements. Nothing in this Agreement or in the relationship between the parties is intended to effect an assignment or transfer of any ownership rights in the Licensed Technology to IMCH or to grant license to IMCH, except as expressly provided herein.

Royalties

3.1 During the term of this Agreement, IMCH agrees to pay ZHM continuing royalties for any Licensed Products sold in the amount (s) set forth below:

(a)	Twelve and a half percent (12.5%) of the Net Sales generated from the sale, lease, or use of Licensed Products; and

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(b)	Four percent (4%) of the Net Sales generated from the provision of Licensed Related Services.

3.2 Royalties shall be paid by IMCH to ZHM quarterly, not more than forty-five (45) days after the end of the calendar quarters (March 31, June 30, September 30 and December 31 of each year). Royalties shall be payable hereunder when the Licensed Products have been invoiced or shipped by IMCH, whichever is sooner. If IMCH does not timely pay ZHM any of the payments required by this paragraph, then IMCH shall pay ZHM an additional payment of one percent (1.0%) per month of any unpaid balance that is calculated from when the delinquent payment(s) were due to when they actually are paid.

3.3 All royalties payment shall be made in U.S. Dollars by check or wire transfer to ZHM in a manner directed by ZHM.

4. Reasonable Business Efforts; Minimum Royalties

4.1 IMCH agrees to use reasonable business efforts to commercialize the Licensed Technology and to develop and sell Licensed Products throughout the Terms of this Agreement.

4.2 IMCH shall continue to pay royalty payments to ZHM as stated above, but in the event that the total royalties for a calendar year or four successive calendar quarters (as provided in Section 3.2) be less than the following Minimum Royalty: $99,000 IMCH shall have the right to pay a Minimum License Fee to ZHM in amount equal to the difference between the Minimum Royalty and the actual royalty payments made.

4.3. In the event that IMCH does not fulfill its Minimum Royalty obligation under Section 4.2 and does not elect to pay the Minimum License Fee under Section 4.2, ZHM shall have the right to consider such failure as constituting a material breach of this Agreement, and ZHM may elect to terminate the Agreement.

4.4 The first determination made as to whether IMCH has fulfilled its Minimum Royalty obligation shall, therefore, be on or after the forty-fifth day of Year 2015 (e.i., forty-five (45) days after the end of the fourth quarter of Year 2014). The second determination made as to whether IMCH has fulfilled its Minimum Royalty obligation shall be forty-five (45) days after the end of the first quarter of Year 2015.

5. Records and Reporting

5.1 IMCH shall maintain records and keeps accounts in sufficient detail to enable an accountant from an independent auditing firm appointed by ZHM to determine the amount of royalty actually due and payable to ZHM. IMCH shall permit such an accountant to make inspection of such records and accounts no more often than annually and such accountant shall maintain in confidence and confidential information learned by reasons of any such inspection and not use the same for any purpose whatsoever except to verify the royalty payments and reports made by IMCH. If an audit shall reveal that IMCH has made an error of five percent (5%) or more in its favor, IMCH shall pay the costs of the audit.

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5.2 In conjunction with each royalty payment, IMCH shall send to ZHM a statement setting forth the number and type (by model number) of Licensed Products sold or leased by IMCH during the accounting period and including the Net Sales Price of the License Products.

6. Term and Termination

6.1 The term of this Agreement will commence on the Effective Date and shall continue and remain in full force and effect thereafter, unless sooner terminated in accordance with the terms of this Agreement.

6.2 In the event that IMCH defaults in respect to or breaches any material provision of this Agreement, or fails to account or pay to ZHM the payments due and payable to ZHM hereunder, ZHM reserves the right to cancel the license and covenants herein granted upon at least thirty (30) days written notice to IMCH; provided, however, that if IMCH within the thirty (30) day period referred to, cures such default or breach, the license and covenants herein granted shall continue in full force and effect. The periods specified in this paragraph shall be determined from the date of receipt of the written notice by IMCH.

6.3 In the event of any termination of this Agreement as a result of any breach or default by IMCH or as result of a notice of termination, IMCH shall not be relieved of the duty and obligation to pay in full any royalties accrued or any unpaid portion of the payments due in accordance wit this Agreement, which shall become due and payable at the effective date of such termination, and to submit to ZHM the written statement set forth in Section 5.2.

6.4 In the event of any termination of this Agreement, IMCH shall promptly make an accounting to ZHM of the inventory of Licensed Products that it and sub-licensees have on hand as of the date of such termination. IMCH shall then have the right, for a period of six (6) months after said termination, to sell such inventory subject to the royalty payment obligations in Section 3.

6.5 This Agreement and all Licenses and covenants herein shall automatically terminate in the event that IMCH becomes insolvent or files for bankruptcy. Further ZHM shall have the right to terminate this Agreement in the event that IMCH winds up, dissolves, or otherwise ceases doing business.

7.  Representations, Warranties and Covenants

7.1 ZHM represents, warrants and covenants that as of the Effective Date that:

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9a)	ZHM has all sufficient right, title and interest in and to the Licensed Technology and Licensed Software, or at least has sufficient authority to grant the licenses specified herein;

(b)	the licenses granted herein are not in conflict with any previously granted licenses and/or rights;

(b)	no consents from third parties are necessary to enter into this agreement; and

(c)	this Agreement has been duly executed and delivered by it and is a binding obligation of it, enforceable in accordance with its terms.

7.2 IMCH represents and warrants that as of the Effective Date that:

(a)	it is duly organized in Texas, validly existing and in good standing under the laws of the state of its organization, and has full corporate power and authority to enter into this Agreement; and

(b)	this Agreement has been duly executed and delivered by it and is a binding obligation of it, enforceable in accordance with its terms.

7.3 EXCEPT AS OTHERWISE EXPRESSLY STATED, NOTHING N THIS AGREEMENT SHALL BE DEEMED TO BE A REPRESENTATION OR WARRANTY BY ZHM OF THE ACCURACY, SAFETY, OR USEFULNESS FOR SECRETS, DRAWINGS, METHODS AND ANY OTHER OF THE LICENSED INTELLECTUAL PROPERTY OR LICENSED TECHNOLOGY OR LICENSOR IMPROVEMENTS AT ANY TIME MADE AVAILABLE BY ZHM. ZHM SHALL NOT HAVE ANY LIABLITIY WHATSOEVER TO IMCH, OR ANY OTHER PERSON FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE, OF ANY KIND OR NATURE, SUSTAINED BY, OR ANY DAMAGE ASSESSED OR ASSERTED AGAINST, OR ANY OTHER LIABILITY INCURRED BY OR IMPOSED ON IMCH OR ANY OTHER PERSON, ARISING OUT OF OR IN CONNNECTION WITH OR RESULTING FROM (A) THE PRODUCTION, USE, OR SALE OF THE LICENSED PRODUCTS, OR LICENSED RELATED SERVICES, OR TECHNOLOGY OR IMPROVEMENTS; (B) THE USE OF ANY TECHNICAL INFORMATION, TRADE SECRETS, OR KNOW-HOW DISCLOSED BY ZHM; OR (C) ANY ADVERTSIING OR OTHER PROMOTIONS ACTIVITIES OF IMCH WITH RESPECT TO ANY OF THE FOREGOING.

7.4 ZHM makes no representation or warranty as to the validity or enforceability of any of the Licensed Intellectual Property, except as set forth in Section 7.1.

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8. Indemnification

8.1 ZHM, jointly and severally, hereby agrees to defend, indemnify and hold harmless IMCH, its shareholders, directors, officers, employees, attorneys, agents and Affiliates from all claims or demands made against them (and any related losses, expenses or attorneys' fees) arising out of or relating to breach of any representations, warranties or covenants made by in Section 7 of any nature whatsoever, whether or not well founded in fact or in law, whether in law or equity or otherwise.

8.2 IMCH agrees to defend, indemnify and hold ZHM and its shareholders, directors, officers, employees, attorneys, agents, and Affiliates harmless from any claims, demands, suits or causes of action, including all judgments, damages, and cost (including reasonable attorneys' fees) resulting therefrom, arising out of the use, manufacture, sale, storage or advertising of any Licensed Products.

9.Improvements and License Back

9.1 Each Party grants to the other Party and its Affiliates a non-exclusive, perpetual, worldwide, fully paid up, royalty-free license under any Improvement developed during the term of this Agreement, subject to the same restrictions and reservation of rights attached to the License granted under Section 2.1.

9.2 As between the parties, a Party shall own all right, title and interest in any Improvement developed by or for that Party or as to which the Party has or shall obtain ownership or the right to license to the other Party without fee. Neither Party has any duty or obligation, implied or expressed, under this Agreement to develop or have developed or obtained any Improvement and further, to pursue or perfect intellectual property right in or for any such Improvements.

10. Additional Licensor Responsibilities

10.1 ZHM shall not have any obligations, under this Agreement, to create Improvements or to provide maintenance, training, or support, or to develop documentation for the Licensed Software. ZHM shall, however, cooperate fully in good faith with IMCH in IMCH's effort to provide documentation and marketing materials for third party customers or sub-Licensees. ZHM shall, however, disclose and provide IMCH access to any revisions and updates to Licensed Software and to any Improvements developed by ZHM.

10.2 ZHM shall have sole responsibility and discretion for maintaining all Licensed Intellectual Property, including decisions regarding expenditures and filings of trademark, patent or copyright applications and registrations.

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11. Additional Licensee Responsibilities

11.1 IMCH agrees to not challenge, nor do anything inconsistent with ZHM's rights of ownership of the Licensed Technology, including any trademarks including in the Licensed Technology ("Trademarks"). IMCH acknowledges that its use of any Trademarks shall not create in IMCH any ownership right, title or interest and that all use of the Trademarks and the goodwill symbolized by and connected with such use of the Trademarks will inure solely to the benefit of the ZHM and its successors and assigns. IMCH agrees further that is will not apply to register (or maintain any application or registration for) any mark incorporating any of the Trademarks, any similar marks, or any other marks owned or used by ZHM in any domestic or foreign jurisdiction.

11.2 IMCH agrees that the nature and quality of all services rendered by ZHM in connection with the Trademarks, all jewelry marketed by ZHM under the Trademarks, and all related advertising, promotional and other related use of the Trademarks by License shall with ZHM in facilitating ZHM's control of such nature and quality, to supply Buyer with specimens of all uses of the Trademarks by Seller, as necessary in assuring the acceptable level of quality of goods and services and proper use of the Trademarks. If Seller fails to cure any defect or violation under this Section 11.2 after forty-five (45) days of receiving written notice, ZHM has the right to terminate IMCH's right regarding use of the Trademarks under the Licenses granted under 2.0.

11.3 IMCH shall cooperate fully with ZHM in providing the appropriate proprietary notices, including copyright notices and patent and patent application markings, wherever and whenever applicable and in strict accordance with the requirements and procedures set forth by ZHM.

12. Infringement

12.1 Any party becoming aware of any alleged infringement of any of the Licensed Intellectual Property shall notify the other party of such alleged infringement.

12.2 During the term of the Agreement, ZHM shall retain the right, but not the obligation, to prosecute all its own expense all infringements of the Licensed Intellectual Property. Any recovery of damages by ZHM for each such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of ZHM relating to such suit. Any balance remaining from such recovery shall be divided with ZHM receiving eighty percent (80%) and IMCH receiving twenty percent (20%).

12.3 If ZHM fails to pursue an alleged infringer after being aware of such alleged infringement for six months, then IMCH shall have the right, but not the obligation, to prosecute at its own expense all infringements of the Licensed Patents and in furtherance of such rights, ZHM agrees that IMCH may include ZHM as a party plaintiff in any such suit and ZHM agrees to cooperating in any such suit. Any recovery of damages by IMCH for each such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of IMCH relating to such suit. Any balance remaining from such recovery shall be divided with IMCH receiving fifty percent (50%) and ZHM receiving fifty percent (50%).

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13. Choice of Law and Jurisdiction

13.1 This Agreement shall be construed according to the laws of the United States and the laws of the State of Texas.

13.2 Any action brought by either party to enforce any aspect of this Agreement shall be brought before a court of competent jurisdiction and venue of that court and agree that the service upon it of a complaint by ordinary mail shall be sufficient for such court to exercise personal jurisdiction over the party.

14. Notice

14.1 All notices pursuant to this Agreement shall be in writing, shall be sent by facsimile and overnight mail, and if given to ZHM shall be addressed to:

Z Healthcare Management, LP:

Z Healthcare Systems, Inc.

Robert Zayas, President

25329 I-45N, Suite B

The Woodlands, TX 77380

And if given to IMCH shall be address to:

IMCH Holdings, Inc.

12121 Jones Rd.

Houston, TX 77080

Either party to this Agreement may change by written notice the above-identified addresses or addressees in accordance with this provision.

15.  Dispute Resolution

15.1 If a dispute arises out of or relates to this Agreement or its breach (the "Matter"), the parties agree to resolve the Matter as follows:

(a)	The Parties shall submit written notice of the matter to the other Party and request negotiations;

(b)	The Parties shall attempt in good faith to resolve any Matter arising out of or relating to this Agreement promptly by negotiations between representatives which the Parties may appoint; and

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(c)	If the Matter has not been resolved within sixty (60) days of a Party's written

Request for negotiation, either Party may request that the Matter be submitted to a sole mediator selected by the Parties for a mandatory one (1) day mediation; and

(d)

If the Matter has not been resolved by such mediation, either Party may Submit the Matter for binding arbitration in accordance with the Commercial Rules of the American Arbitration Association ("A.A.A.").

15.2 If either Party seeks to enforce its right under this Agreement by legal proceedings or otherwise, the non-prevailing Party shall pay all costs and expenses including reasonable attorney' fees, incurred by the prevailing Party.

16. Transferability

16.1 IMCH shall not have the right to assign or otherwise transfer this Agreement and the rights acquired by IMCH hereunder, without the prior, written consent of ZHM which consent shall not be unreasonably withheld. If such written consent is given, such assignment or transfer shall not be deemed effective unless such assignee or transferee has agreed in writing to be bound by the terms and provisions of this Agreement.

16.2 ZHM shall have sole discretion to sell or otherwise transfer rights in the Licensed Technology to a third Party subject to the applicable transfers and conditions of this Agreement.

17. Taxes, Governmental Approval and Liability

17.1 IMCH shall be solely responsible for the payment and discharge of any taxes, duties, or withholdings relating to any transaction of IMCH in connection with the manufacture, use, sale, lease, export, or other commercialization of the Licensed Technology or the Licensed Products or Licensed Related Services, if done by IMCH, ZHM is solely responsible for any and all taxes, fees, etc. levied due to the ownership of any of the Licensed Technology and because of the receipt of any and all payment by third parties to ZHM including but not limited to the fees payable under this Agreement.

17.2 IMCH shall, at its own expense, be responsible for applying for and obtaining any approvals, authorizations, or validations relative to this Agreement under the appropriate national laws or otherwise, including authorization for the remittances hereunder from the appropriate governmental authorities.

17.3 IMCH shall be responsible for all product liability and product warranty for any License Products manufactured for or by IMCH under this Agreement and shall insure this risk accordingly. IMCH further indemnifies ZHM for any and all claims brought against ZHM of which the cause of action was set by and act of IMCH related to any Licensed Products covered by this Agreement.

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18. Confidential Information

18.1 "Confidential Information" means all information of either party that is disclosed to or becomes known by the other party during the term of this Agreement and which is not generally known to the public, including the terms and conditions of this Agreement, works in progress, trade secrets, data or other secret, sensitive, or confidential information, or material that is expressly marked, labeled, referenced, or otherwise designated in writing by the party disclosing such information as confidential relating in any algorithms, products, procedures, designs, plans, organization, employees, or business of the disclosing party. Confidential Information shall not include:

(a)	information that becomes part of the public domain through no action or fault of the receiving party;

(b)

information that the receiving party can show was in its possession before disclosure by the disclosing party to the receiving party and was not acquired, directly or indirectly, from the disclosing party;

(c)	information that a party is required to disclose pursuant to a final, non-appealable order of any court or government agency having competent jurisdiction over the information; or

(e)

information that was received by the receiving party from a person that the receiving person did not know or have a reasonable basis for knowing was subject to a legal obligation of confidentiality to the disclosing party.

18.2 Each party shall preserve the other party's Confidential Information in confidence and prevent disclosure thereof to third parties, unless otherwise expressly permitted hereunder. Each Party shall implement all necessary measures to ensure that Confidential Information is disclosed only to employees who have a need to know in accordance with the Purpose. All reproduced copies of Confidential Information shall bear the original legend, marking, stamp or other positive written identification on the face thereof indicating that the information therein is proprietary to the disclosing party. Confidential Information delivered under this Agreement shall be used by the receiving party only as permitted under the License granted under Section 2.0 and only during the Term of this Agreement.

18.3 The obligations set forth in this Section 18 shall continue from the date of the receipt of such Confidential Information, and upon termination of this Agreement, continue for a period of ten (10) years. Upon termination, each party agrees to return to the other, at the request of the disclosing party, all Confidential Information delivered under this Agreement.

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19. General

19.1 No amendment or modification of this Agreement shall be valid or binding upon the Parties unless made in a writing specifically indentifying this Agreement and executed by authorized representatives of the Parties.

19.2 If any of the provisions of this Agreement are void or unenforceable, the remaining provisions shall nevertheless be effective, the intent being to effectuate this Agreement to the fullest extent possible. If such provision cannot be so modified, provided such provision is not a material provision of this Agreement, such provision shall be stricken from this Agreement and the validity, legality, and enforceability of the remaining provisions or parts thereof shall not in any way be affected or impaired.

19.3 Except as expressly otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns.

19.4 This Agreement has been negotiated between unrelated Parties who are sophisticated and knowledgeable in the matters contained in this Agreement and who have acted in their own self interest. In addition, each Party has had the opportunity to seek advice of legal counsel. This Agreement shall not be interpreted or construed against any Party to this Agreement because that Party or any attorney or representative for that Party drafted or participated in the drafting of this Agreement.

19.5 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute on instrument.

19.6 This Agreement contains the entire agreement of the parties with respect to the subject matter of this Agreement, and supersedes all prior oral and/or written agreements, communication, documents, and understandings with respect thereto.

19.7 The failure of either party at any time to require in writing strict performance by the other party of any provision hereof shall in no manner affect the right of such party thereafter to enforce the same. The right of either party hereto to require strict performance by the other party of any terms or obligations imposed upon such other party by this Agreement shall not in any way be affected by any previous waiver, forbearance of course of dealing.

19.8 In the event that IMCH fails to make a payment under this Agreement, IMCH agrees to reimburse ZHM for all cost, legal, and other, required to collect the payment, provided that ZHM is successful in the claim against. IMCH.

19.9 The Parties will not knowingly export, directly or indirectly, any information, which will include but not limited to drawings, schematics and software or any direct product thereof, to any countries, agencies. groups or companies prohibited by the United States Department of Commerce or United States Department of State unless prior authorization is obtained.

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19.10 The Parties to this Agreement are independent contractors and this Agreement will not establish any relationship of partnership, joint venture_ employment, franchise. or agency between the parties. Neither Party will have the power to bind the other or incur obligations on the other's behalf without the other's prior written consent.

19.11 The rights and obligations of the parties under the following Sections of this Agreement shall survive any termination of this Agreement: 3.0 (Royalties), 5.0 (Records and Reporting). 6.0 (Term and Termination), 7.3 (Warranty Disclaimer), 8.0 (Indemnification). 11.1 (Trademarks). 15.0 (Dispute Resolution), 18.0 (Confidentiality). and 19.0 (General Provisions).

BY SIGNING BELOW, the Parties have executed this Agreement byu their duly authorized representatives, effective as of the last date signed below.

Z HEALTHCARE MANAGEMENT. LP (ZHM)		IMC HOLDINGS. INC. (IMCH)

By: Z Healthcare Systems. Inc.
its General Partner

By:	/s/ Robert Zayas, M.D.	By:	/s/ Robert Zayas, M.D.
Name:	Robert Zayas, M.D.	Name:	Robert Zayas, M.D.
Title:	President	Title:	Manager
Date:	September 1, 2012	Date:	September 1, 2012

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SCHEDULE A — LICENSED TECHNOLOGY

I. All Software and programs, including software, module, and programs listed in Schedule B, Licensed Software

2. All trademarks, service marks, and logo related to or used in connection with the commercial use of.the Licensed Software,

3. All other related Intellectual Property Rights and proprietary information, inventions, patents, copyrights, trade secrets, in or arising from the Licensed Software and documentation therefore.

4. All patents, patent applications, copyright registrations and copyright registration applications in the name of, or owned by, ZHM; or for which ZHM has the right to license to

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Schedule B — Licensed Software

The license consists of the following items of software:

HEALTHCARE SUPPORT SOFTWARE

1. INTERNET MEDICAL CLINICS WEB SITE APPLICATION

a. Patient Portal Web Application. In C#, the Internet Medical Clinics web site; provides information to patients about clinic services, locations, clinic contact information, promotions, and access to the patient portal. It is a secure web site that allows patients to enter their demographics, past medical history, insurance information, and schedule future appointments after signing up and creating a free account. Patients can also print out their medical information that can be given to other healthcare providers. All data collected through the patient portal his entered directly into Medinformatix.

b.  Doctor Referral Web Application. This C# application is embedded in the Patient Portal Web Application and allows doctors to refer a patient to Internet Medical Clinics. The doctor logs in with their username and password and then enters the patient demographics and schedules an appointment for that patient. The Doctor Referral link can be found on the home page of the Internet Medical Clinics web site.

2. IMC ADMIN WEB SITE APPLICATION. This Web Application in C# provides a portal for !MC staff to access various web applications and documentation (URL address at tittos://www.internetmedicalclinics.comiimctask). The application includes the following sub-applications:

•	Pin number link - used to recover patient's website login information; must go through the patient's chart in Medinformatix. Click on "Patient Login info" in the tree near the bottom.

•	Referrals link - Allows IMC to track patient referrals for marketing purposes.

Submit A Referral Source - Specify how the patient found out about us and click "submit".

Find Patient Referral - Type a patient name or part of a name and click "Find" to find out who this patient referred.

•	Reports link - change the report in the drop down to view other reports.

•	Chart Management - used by technical support to merge duplicate patient charts.

•	Manuals link — pdf manuals on Medinformatix.

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3. IMC TASKS WEB SITE APPLICATION. This Web Application in C# provides a Web-based management tool for assigning tasks to personnel, marking priority level of tasks, and selectively communicating information and status on the task. Currently, the web site may be accessed at https://www.internetmedicalclinics.comjimctask.

4. IMC MANAGER USERS WEB SITE APPLICATION. This Web Application in C# allows office and corporate management to notify technical support on adding or deactivating employees from the system. The website currently resides at http://www.internetmedicalclinics.comimanageusers. A link to the website is also available through IMC Admin.

5. CONSENT FORMS APPLICATION.  This Web Application in Cif provides online forms (currently at http://www.internetmedicalclinics.com/forms) that staff can view or print. The application also allow patients to read the forms, sign the forms electronically, and save the signed forms.

How to use:

1. Enter patient's medical record number in Medinformatix and clinic.

2. Click on form button for patient to read and sign form.

3. Click on view signature link to view or print a previously signed form.

4. To check what forms a patient signed from Medinformatix, click on "Patient Forms Signed" near the bottom of the tree.

6. MEDINFORMATIX ADD-ONS. These are several web and non-web applications in CU that are integrated with the Medinformatix electronic medical records software. These include the following:

•	RX Labels - prints patient's information for injections on a label. The link is located near the bottom of the tree.

•	Quick Amp Injection & Quick Lipo Injection

Provides a quick way to bill AMP and Lipo injections. The link is located near the top of the tree. This application allows the user to select the type of injection, and the program automatically schedules an appointment on the type of injection. The application enters a charge, and enter payment in the system.

•	Campbell's Pharmacy Daily Log - Reports all the prescriptions emailed to the Campbell's Pharmacy by each clinic. The link is located near the bottom of the tree.

•	Send Rx Scripts to Campbell's Pharmacy

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Used by staff to email prescriptions to Campbell's pharmacy. The link is located near the middle of the tree.

•	Chart View by Supervising Physician — the link is located near the middle of the tree. it is used by supervising physicians to record that they viewed the patient's chart.

•	Insurance Search — provides a convenient way to search insurance in Medinformatix. The Ins Search button is located in patient's demographics at the bottom of the window.

•	New Patient Letter — a "welcome" email automatically sent to first time patients that scheduled an appointment over the phone. The email welcomes the patient to 1MC and provides a link to the website.

7. SYSTEM ADD-ONS. These are several stand-alone applications in C#, including the following applications/capabilities:

•	Update Users Reminder — automatically sends a message in Medinformatix to office managers to update staff changes on 1MC Manage Users.

•	Call Patients Service - a service that runs automatically on the server that calls patients between 6:15p-8:15p about their next day appointment.

•	IMC Logon Desktop Menu — provides an easy menu of programs used by the staff after logging onto terminal services. The menu options are determined by security level of the employee.

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